INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Cullen Agricultural Holding Corp (the “Company”) on Amendment No. 1 to Form S-1 (File No. 333-170165) of our report dated March 31, 2010, which includes an explanatory paragraph as to the  Company’s ability to continue as a going concern,  with respect to our audit of the consolidated financial statements of the Company as of December 31, 2009 and for the period from June 3, 2009 (inception) through December 31, 2009, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum llp
Melville, New York
December 7, 2010